Exhibit 10.2

[FORM OF 3 YEAR EMPLOYMENT AGREEMENT]

EMPLOYMENT AGREEMENT

FOR

RALPH SCHANK

          This Employment Agreement (the “Agreement”) is made effective as of the __ day of ____________, 2008 (the “Effective Date”), by and between Midwest Federal Savings and Loan Association of St. Joseph (the “Association”), a federally chartered stock savings association with its principal administrative office at 1901 Frederick Avenue, St. Joseph, Missouri 64501, and Ralph Schank (“Executive”). The Association is a wholly-owned subsidiary of St. Joseph Bancorp, Inc., a Maryland corporation (the “Company”). The Company has executed this Agreement for the sole purpose of guaranteeing the Association’s financial performance hereunder.

          WHEREAS, Executive is currently employed as the President and Chief Executive Officer of the Association, and the Association wishes to assure itself of the continued services of Executive as President and Chief Executive Officer of the Association for the period provided in this Agreement; and

          WHEREAS, in order to induce Executive to remain in the employ of the Association and to provide further incentive for Executive to achieve the financial and performance objectives of the Association, the parties desire to enter into this Agreement.

          NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.       POSITION AND RESPONSIBILITIES

          During the term of this Agreement Executive agrees to serve as President and Chief Executive Officer of the Association, and will perform all duties and will have all powers that are generally incident to the office of the President and Chief Executive Officer. Without limiting the generality of the foregoing, Executive will be responsible for the overall management of the Association, and will be responsible for establishing the business objectives, policies and strategic plans of the Association in conjunction with the Board of Directors (the “Board”) of the Association. Executive also will be responsible for providing leadership and direction to all departments or divisions of the Association, and will be the primary contact between the Board and other officers and employees of the Association. As President and Chief Executive Officer, Executive will report directly to the Board. Executive also agrees to serve, if appointed or elected, as a director of the Association or the Company, and as an officer and/or director of any subsidiary or affiliate of the Association or the Company.

2.       TERM

          (a)      Term and Annual Review. The term of this Agreement will begin as of the Effective Date and will continue for thirty-six (36) full calendar months thereafter. Commencing on the first anniversary date of this Agreement (the “Anniversary Date”) and continuing on each Anniversary Date thereafter, the disinterested members of the Board may extend the term of this Agreement for an additional year such that the remaining term shall be thirty-six (36) months, unless written notice of non-renewal is provided to Executive at least thirty (30) days prior to any such Anniversary Date, in which case the term of this Agreement will become fixed and will terminate at the end of the thirty-six (36) months following such Anniversary Date. Prior to each Anniversary Date, the disinterested members of the Board will conduct a comprehensive performance evaluation and review of Executive for purposes of determining whether to extend this Agreement, and the results thereof will be included in the minutes of the Board’s meeting.

          (b)      Continued Employment Following Expiration of Term. Nothing in this Agreement shall mandate or prohibit a continuation of Executive’s employment following the expiration of the term of this Agreement, upon such terms and conditions as the Association and Executive may mutually agree.

3.       LOYALTY AND OUTSIDE ACTIVITIES

          During the period of his employment hereunder, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence, Executive will devote all of his business time, attention, skill and efforts to the faithful performance of his duties under this Agreement, including activities and duties directed by the Board. Notwithstanding the preceding sentence, subject to the approval of the Board, Executive may serve as a member of the board of directors of business, community and charitable organizations, provided that in each case such service shall not materially interfere with the performance of his duties under this Agreement, adversely affect the reputation of the Association, or present any conflict of interest. Executive will present annually to the Board for its review and approval, a list of organizations in which Executive is participating or proposes to participate. Such service to and participation in outside organizations will be presumed for these purposes to be for the benefit of the Association, and the Association will reimburse Executive his reasonable expenses associated therewith, to the extent Executive’s expenses are not reimbursed by such organizations.

4.      COMPENSATION AND REIMBURSEMENT

          (a)     Base Salary. In consideration of Executive’s performance of the responsibilities and duties set forth in Section 1, the Association will provide Executive the compensation specified in this Agreement. The Association will pay Executive a salary of $_________________ per year (“Base Salary”). Such Base Salary will be payable in accordance with the customary payroll practices of the Association. During the period of this Agreement, the Board, or a Committee designated by the Board, will review Executive’s Base Salary at least annually, and the Board may increase, but not decrease Executive’s Base Salary (except for a decrease that is not in excess of any decrease that is generally applicable to all employees of the Association). Any increase in Base Salary will become the “Base Salary” for purposes of this Agreement.

          (b)      Bonus and Incentive Compensation. Executive will be entitled to participate in any incentive compensation and bonus plans or arrangements of the Association. Such incentive compensation will be paid in cash in accordance with the terms of such plans or arrangements, or on a discretionary basis by the Board or a Committee designated by the Board. Nothing paid to Executive under any such plans or arrangements will be deemed to be in lieu of other compensation to which Executive is entitled under this Agreement.

          (c)      Benefit Plans. Executive will be entitled to participate in all employee benefit plans, arrangements and perquisites substantially equivalent to those in which Executive was participating or otherwise deriving benefit from immediately prior to the beginning of the term of this Agreement. The Association will not, without Executive’s prior written consent, make any changes in such plans, arrangements or perquisites which would adversely affect Executive’s rights or benefits thereunder (other than a change or reduction that would apply uniformly to other participating officers and employees of the Bank). Without limiting the generality of the foregoing provisions of this Section 4(c), Executive also will be entitled to participate in or receive benefits under any employee benefit plans including but not limited to, stock benefit plans, retirement plans, supplemental retirement plans, pension plans, profit-sharing plans, health-and-accident plans, medical coverage or any other employee benefit plan or arrangement made available by the Association in the future to its senior executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.

          (d)     Vacation and Leave. Executive will be entitled to paid vacation time each year during the term of this Agreement (measured on a fiscal or calendar year basis, in accordance with the Association’s usual practices), as well as sick leave, holidays and other paid absences in accordance with the Association’s policies and procedures for senior executives. Any unused paid time off during an annual period will be treated in accordance with the Association’s personnel policies as in effect from time to time.

          (e)      Expense Reimbursements. During the term of this Agreement, the Association will reimburse Executive for all reasonable travel, entertainment and other reasonable expenses incurred by Executive during the course of performing his obligations under this Agreement, including, without limitation, fees for memberships in such organizations as Executive and the Board mutually agree are necessary and appropriate in connection with the performance of his duties under this Agreement, upon substantiation of such expenses in accordance with applicable policies and procedures of the Association.

5.       WORKING FACILITIES

          Executive’s principal place of employment will be at the Association’s principal executive offices. The Association will provide Executive at his principal place of employment, a private office, secretarial and other support services and facilities suitable to his position with the Association and necessary or appropriate in connection with the performance of his duties under this Agreement.

6.       TERMINATION AND TERMINATION PAY

          Subject to Section 7 of this Agreement which governs a termination in the event of a Change in Control, Executive’s employment under this Agreement may be terminated in the following circumstances:

          (a)     Death. Executive’s employment under this Agreement will terminate upon his death during the term of this Agreement, in which event Executive’s estate or beneficiary will receive the compensation due to Executive through the last day of the calendar month in which his death occurred, and the Association will continue to provide for Executive’s family medical and dental benefits for one (1) year after Executive’s death, substantially comparable to the coverage maintained by the Association for Executive and his family prior to his death..

          (b)     Retirement. This Agreement will terminate upon Executive’s “Retirement” under the retirement benefit plan or plans of the Association in which he participates. Executive will not be entitled to the termination benefits specified in Section 6 or 7 hereof in the event of termination due to Retirement. For purposes of this Agreement, termination of Executive’s employment based on retirement shall include termination of Executive’s employment by the Board for any reason after Executive attains the age of [sixty-five (65)].

          (c)     Disability.

(i)

The Board may terminate Executive’s employment after having determined Executive is “Disabled.” For purposes of this Agreement, Executive will be considered “Disabled” and the Board will have the right to terminate this Agreement due to Executive’s Disability, in any case in which it is determined: (A) by a duly licensed physician selected by the Association, that Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death, or last for a period of not less than 12 months, (B), or by reason of the condition described in “(A),” the Executive is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Association, or (C) by the Social Security Administration, that Executive is disabled.

(ii)

In the event the Board determines that Executive is Disabled, Executive will no longer be obligated to perform services under this Agreement. Upon Executive’s termination due to Disability, the Association will cause to be continued life insurance and non-taxable medical and dental coverage substantially comparable to the coverage maintained by the Association for Executive prior to his termination, provided, however, such medical and dental coverage shall cease upon the earlier of (i) three (3) years from the date of termination or (ii) the date Executive becomes eligible for Medicare coverage; provided further that if Executive is covered by family coverage or coverage for self and a spouse, then Executive’s family or spouse shall continue to be covered for the remainder of the three (3) year period, or in the case of the spouse, until the spouse becomes eligible for Medicare coverage or obtains health care coverage elsewhere, whichever period is less.

          (d)     Termination for Cause.

(i)

The Board may by written notice to Executive in the form and manner specified in this paragraph, immediately terminate his employment at any time for “Cause.” Executive shall have no right to receive compensation or other benefits for any period after termination for Cause, except for already vested benefits. Termination for Cause shall mean termination because of, in the good faith determination of the Board, Executive’s:

	(1)	personal dishonesty;

	(2)	incompetence;

	(3)	willful misconduct;

	(4)	breach of fiduciary duty involving personal profit;

	(5)	material breach of the Association’s Code of Ethics;

(6)

material violation of the Sarbanes-Oxley requirements for officers of public companies that in the reasonable opinion of the Board will likely cause substantial financial harm or substantial injury to the reputation of the Association;

	(7)	intentional failure to perform stated duties under this Agreement after written notice thereof from the Board;

(8)

willful violation of any law, rule or regulation (other than traffic violations or similar offenses) that reflect adversely on the reputation of the Association, any felony conviction, any violation of law involving moral turpitude, or any violation of a final cease-and-desist order; or

	(9)	material breach by Executive of any provision of this Agreement.

(ii)

Notwithstanding the foregoing, Executive’s termination for Cause will not become effective unless the Association has delivered to Executive a copy of a resolution duly adopted by the affirmative vote of a majority of the entire membership of the Board, at a meeting of the Board called and held for the purpose of finding that, in the good faith opinion of the Board (after reasonable notice to Executive and an opportunity for Executive to be heard before the Board), Executive was guilty of the conduct described above and specifying the particulars of such conduct.

          (e)      Voluntary Termination by Executive. In addition to his other rights to terminate his employment under this Agreement, Executive may voluntarily terminate employment during the term of this Agreement upon at least sixty (60) days prior written notice to the Board. Upon Executive’s voluntary termination, he will receive only his compensation and vested rights and benefits to the date of his termination. Following his voluntary termination of employment under this Section 6(e), Executive will be subject to the restrictions set forth in Sections 9(a) and 9(b) of this Agreement.

          (f)      Termination Without Cause or With Good Reason.

(i)

In addition to termination pursuant to Sections 6(a) through 6(e), the Board may, by written notice to Executive, immediately terminate his employment at any time for a reason other than Cause (a termination “Without Cause”), and Executive may, by written notice to the Board, terminate this Agreement at any time within sixty (60) days following an event constituting “Good Reason,” as defined below (a termination “With Good Reason”); provided, however, that the Association shall have thirty (30) days to cure the “Good Reason” condition, but the Association may waive its right to cure. Any termination of Executive’s employment, other than Termination for Cause shall have no effect on or prejudice the vested rights of Executive under the Association’s qualified or non-qualified retirement, pension, savings, thrift, profit-sharing or stock bonus plans, group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans or other employee benefit plans or programs, or compensation plans or programs in which Executive was a participant.

(ii)

In the event of termination under this Section 6(f), Executive will receive a cash lump sum payment equal to three (3) times the sum of (i) his Base Salary and (ii) highest rate of bonus paid during the three years prior to his termination of employment. Such severance payment shall be paid within thirty (30) days following Executive’s termination of employment. Notwithstanding the foregoing, Executive shall not be entitled to any payments or benefits under this Section 6 unless and until Executive executes a release of his claims against the Bank, the Company and any affiliate, and their officers, directors, successors and assigns, releasing said persons from any and all claims, rights, demands, causes of action, suits, arbitrations or grievances relating to the employment relationship, including claims under the Age Discrimination in Employment Act, but not including claims for benefits under tax-qualified plans or other benefit plans in which Executive is vested, claims for benefits required by applicable law or claims with respect to obligations set forth in this Agreement that survive the termination of this Agreement.

(iii)

In addition, the Association will cause to be continued life insurance and non-taxable medical and dental coverage substantially comparable to the coverage maintained by the Association for Executive prior to his termination, provided, however, such medical and dental coverage shall cease upon the earlier of (i) three (3) years from the date of termination or (ii) the date Executive becomes eligible for Medicare coverage; provided further that if Executive is covered by family coverage or coverage for self and a spouse, then Executive’s family or spouse shall continue to be covered for the remainder of the three (3) year period, or in the case of the spouse, until the spouse becomes eligible for Medicare coverage or obtains healthcare coverage elsewhere, whichever period is less.

(iv)	“Good Reason” exists if, without Executive’s express written consent, any of the following occurs:

	(1)	a failure to elect or reelect or to appoint or reappoint Executive as President and Chief Executive Officer;

	(2)	a material change in Executive’s position to become one of lesser responsibility, importance, or scope from the position and attributes thereof described in Section 1 above;

	(3)	a liquidation or dissolution of the Association other than liquidations or dissolutions that are caused by reorganizations that do not affect the status of Executive;

	(4)	a material reduction in Executive’s Base Salary and benefits (other than a reduction authorized under Section 4(a), hereof);

	(5)	a relocation of Executive’s principal place of employment by more than 30 miles from its location as of the date of this Agreement; or

	(6)	a material breach of this Agreement by the Association.

(v)

Notwithstanding the foregoing, a reduction or elimination of Executive’s benefits under one or more benefit plans maintained by the Association as part of a good faith, overall reduction or elimination of such plans or benefits applicable to all participants in a manner that does not discriminate against Executive (except as such discrimination may be necessary to comply with law), will not constitute an event of Good Reason or a material breach of this Agreement.

(vi)

Notwithstanding anything else in this Section 6(f), Executive’s employment shall not be deemed to have been terminated unless and until the Executive has a Separation from Service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). For purposes of this Agreement, a “Separation from Service” shall have occurred if the Association and Executive reasonably anticipate that either no further services will be performed by the Executive after the date of the termination (whether as an employee or as an independent contractor) or the level of further services performed will not exceed 49%

of the average level of bona fide services in the thirty-six (36) months immediately preceding the termination. For all purposes hereunder, the definition of Separation from Service shall be interpreted consistent with Treasury Regulation Section 1.409A-1(h)(ii). If Executive is a “Specified Employee,” as defined in Code Section 409A to the extent necessary to avoid penalties under Code Section 409A, such payment or a portion of such payment (to the minimum extent possible) shall be delayed and shall be paid on the first day of the seventh month following Executive’s Separation from Service.

          (g)     Termination and Board Membership. To the extent Executive is a member of the Board on the date of termination of employment with the Association (other than a termination due to Retirement or in connection with a Change in Control), Executive will resign from the Board immediately following such termination of employment with the Association. Executive will be obligated to tender this resignation regardless of the method or manner of termination (other than termination due to Retirement or in connection with a Change in Control), and such resignation will not be conditioned upon any event or payment.

7.       TERMINATION IN CONNECTION WITH A CHANGE IN CONTROL

          (a)     Change in Control Defined. For purposes of this Agreement, a “Change in Control” means any of the following events:

(i)

Merger: The Company or the Association merges into or consolidates with another entity, or merges another bank or corporation into the Association or the Company, and as a result, less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company or the Association immediately before the merger or consolidation;

(ii)

Acquisition of Significant Share Ownership: There is filed, or is required to be filed, a report on Schedule 13D or another form or schedule (other than Schedule 13G) required under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Company’s or the Association’s voting securities; provided, however, this clause (ii) shall not apply to beneficial ownership of the Company’s or the Association’s voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities;

(iii)

Change in Board Composition: During any period of two consecutive years, individuals who constitute the Company’s or the Association’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company’s or the

Association’s Board of Directors; provided, however, that for purposes of this clause (iii), each director who is first elected by the board (or first nominated by the board for election by the stockholders or corporators) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period shall be deemed to have also been a director at the beginning of such period; or

(iv)	Sale of Assets: The Company or the Association sells to a third party all or substantially all of its assets.

          (b)     Termination. If within the period ending one year after a Change in Control, (i) the Association terminates Executive’s employment Without Cause, or (ii) Executive voluntarily terminates his employment With Good Reason, the Association will, within ten (10) calendar days of the termination of Executive’s employment, make a lump-sum cash payment to him equal to three (3) times the sum of (i) Executive’s Base Salary and (ii) highest rate of bonus paid during the three years prior to his termination of employment. Such severance payment shall be paid within thirty (30) days following Executive’s termination of employment.. In addition, the Association will cause to be continued life insurance and medical and dental coverage substantially comparable to the coverage maintained by the Association for Executive prior to his termination, provided, however, such medical and dental coverage shall cease upon the earlier of (i) three (3) years from the date of termination or (ii) the date Executive becomes eligible for Medicare coverage; provided further that if Executive is covered by family coverage or coverage for self and a spouse, then Executive’s family or spouse shall continue to be covered for the remainder of the three (3) year period, or in the case of the spouse, until the spouse becomes eligible for Medicare coverage or obtains healthcare coverage elsewhere, whichever period is less.

          (c)     Separation from Service. Notwithstanding Sections 7(a) or 7(b) above, Executive shall not be deemed to have been terminated following a Change in Control unless and until the Executive has a Separation from Service within the meaning of Code Section 409A. For purposes of this Agreement, a “Separation from Service” shall have occurred if the Association and Executive reasonably anticipate that either no further services will be performed by the Executive after the date of the termination (whether as an employee or as an independent contractor) or the level of further services performed will not exceed 49% of the average level of bona fide services in the thirty-six (36) months immediately preceding the termination. For all purposes hereunder, the definition of Separation from Service shall be interpreted consistent with Treasury Regulation Section 1.409A-1(h)(ii). If Executive is a “Specified Employee,” as defined in Code Section 409A to the extent necessary to avoid penalties under Code Section 409A, such payment or a portion of such payment (to the minimum extent possible) shall be delayed and shall be paid on the first day of the seventh month following Executive’s Separation from Service.

          (d)     Survival. The provisions of this Section 7 and Sections 10 through 20, including the defined terms used in such sections, shall continue in effect until the later of the expiration of this Agreement or one year following a Change in Control.

          (e)     Corporate Reorganizations. Notwithstanding anything in this Section 7 to the contrary, a “Change in Control” for purposes of this Agreement shall not include any corporate restructuring transaction by the Association or the Company, including, but not limited to a mutual-to-stock conversion.

8.	NOTICE

          (a)     Notice of Termination. A “notice of termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

          (b)     Date of Termination. “Date of termination” shall mean (i) if Executive’s employment is terminated for Disability, thirty (30) days after a notice of termination is given (provided that he shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), or (ii) if Executive’s employment is terminated for any other reason, the date specified in the notice of termination.

          (c)       Good Faith Resolution. If the party receiving a notice of termination desires to dispute or contest the basis or reasons for termination, the party receiving the notice of termination must notify the other party within thirty (30) days after receiving the notice of termination that such a dispute exists, and shall pursue the resolution of such dispute in good faith and with reasonable diligence pursuant to Section 17 of this Agreement. During the pendency of any such dispute, the Association shall not be obligated to pay Executive compensation or other payments beyond the date of termination. Any amounts paid to Executive upon resolution of such dispute under this Section shall be offset against or reduce any other amounts due under this Agreement.

9.	POST-TERMINATION OBLIGATIONS/NON-COMPETE.

          (a)     Non-Solicitation/Non-Compete. Executive hereby covenants and agrees that, for a period of two (2) years following his termination of employment with the Association (other than a termination of employment following a Change in Control), he shall not, without the written consent of the Association, either directly or indirectly:

(i)

solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of the Association, or of any holding company of the Association, or any of their respective subsidiaries or affiliates, to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any business whatsoever that competes with the business of the Association, or of any holding company of the Association, or any of their direct or indirect subsidiaries or affiliates, that has headquarters or offices within twenty-five (25) miles of any location(s) in which the Association, or any holding company of the

Association, has business operations or has filed an application for regulatory approval to establish an office;

(ii)

become an officer, employee, consultant, director, independent contractor, agent, joint venturer, partner or trustee of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company or agency, any mortgage or loan broker or any other entity that competes with the business of the Association, or any holding company of the Association, or any of their direct or indirect subsidiaries or affiliates that: (i) has a headquarters within twenty-five (25) miles of any location(s) in which the Association, or any holding company of the Association, has business operations or has filed an application for regulatory approval to establish an office (the “Restricted Territory”) or (ii) has one or more offices, but is not headquartered, within the Restricted Territory, but in the latter case, only if Executive would be employed, conduct business or have other responsibilities or duties within the Restricted Territory; or

(iii)

solicit, provide any information, advice or recommendation or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any customer of the Association to terminate an existing business or commercial relationship with the Association.

          (b)     Confidentiality. Executive recognizes and acknowledges that the knowledge of the business activities, plans for business activities, and all other proprietary information of the Association, or any holding company of the Association, as it may exist from time to time, are valuable, special and unique assets of the business of the Association, or any holding company of the Association. Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities or any other similar proprietary information of the Association, or any holding company of the Association, to any person, firm, corporation, or other entity for any reason or purpose whatsoever unless expressly authorized by the Board or required by law. Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Association, or any holding company of the Association. Further, Executive may disclose information regarding the business activities of the Association, or any holding company of the Association, to any bank regulator having regulatory jurisdiction over the activities of the Association, or any holding company of the Association, pursuant to a formal regulatory request. In the event of a breach or threatened breach by Executive of the provisions of this Section, the Association, or any holding company of the Association, will be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Association, or any holding company of the Association, or any other similar proprietary information, or from rendering any services to any person, firm, corporation, or other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting the Association, or any holding company of the Association, from pursuing any other remedies available to the Association, or any holding company of the Association, for such breach or threatened breach, including the recovery of damages from Executive.

          (c)     Information/Cooperation. Executive shall, upon reasonable notice, furnish such information and assistance to the Association as may be reasonably required by the Association, in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party; provided, however, that Executive shall not be required to provide information or assistance with respect to any litigation between the Executive and the Association or any of its subsidiaries or affiliates.

          (d)     Reliance. All payments and benefits to Executive under this Agreement shall be subject to Executive’s compliance with this Section 9, to the extent applicable. The parties hereto, recognizing that irreparable injury will result to the Association, its business and property in the event of Executive’s breach of this Section 9, agree that, in the event of any such breach by Executive, the Association will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive and all persons acting for or with Executive. Executive represents and admits that Executive’s experience and capabilities are such that Executive can obtain employment in a business engaged in other lines of business than the Association, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood. Nothing herein will be construed as prohibiting the Association, or any holding company of the Association, from pursuing any other remedies available to them for such breach or threatened breach, including the recovery of damages from Executive.

10.	SOURCE OF PAYMENTS

          All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Association, provided, however, that the Company hereby guarantees payment and provision of all amounts and benefits due hereunder to Executive.

11.	REQUIRED REGULATORY PROVISIONS

          (a)      If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Association’s affairs by a notice served under Section 8(e)(3) (12 USC §1818(e)(3)) or 8(g)(1) (12 USC §1818(g)(1)) of the Federal Deposit Insurance Act (“FDIA”), the Association’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Association may in its discretion (i) pay Executive all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

          (b)      If Executive is removed and/or permanently prohibited from participating in the conduct of the Association’s affairs by an order issued under Section 8(e)(4) (12 U.S.C. §1818(e)(4)) or 8(g)(1) (12 U.S.C. §1818(g)(1)) of FDIA, all obligations of the Association under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

          (c)      If the Association is in default as defined in Section 3(x)(1) (12 U.S.C. §1813(x)(1)) of FDIA, all obligations under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

          (d)      All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Association, (i) by the Director of OTS or his or her designee, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Association under the authority contained in Section 13(c) (12 U.S.C. §1823(c)) of FDIA; or (ii) by the Director of OTS or his or her designee at the time the Director of OTS or his or her designee approves a supervisory merger to resolve problems related to operations of the Association or when the Association is determined by the Director of OTS or his or her designee to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

          (e)      Notwithstanding anything herein to the contrary, any payments to Executive by the Company, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of FDIA, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

12.	NO ATTACHMENT; SUCCESSORS AND ASSIGNS

          (a)      Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect.

          (b)      This Agreement shall be binding upon, and inure to the benefit of Executive, the Association and the Association’s successors and assigns.

13.	ENTIRE AGREEMENT; MODIFICATION AND WAIVER

          (a)      This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and supercedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof, except that the parties acknowledge that this Agreement shall not affect any of the rights and obligations of the parties under any agreement or plan entered into with or by the Association pursuant to which the Executive may receive compensation or benefits except as set forth in Section 6(d) hereof.

          (b)      This Agreement may not be modified or amended except by an instrument in writing signed by each of the parties hereto.

          (c)      No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

14.	SEVERABILITY

          If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

15.	HEADINGS FOR REFERENCE ONLY

          The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

16.	GOVERNING LAW

          This Agreement shall be governed by the laws of the State of Missouri but only to the extent not superseded by federal law.

17.	ARBITRATION

          Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration, as an alternative to civil litigation and without any trial by jury to resolve such claims, conducted by a single arbitrator, mutually acceptable to the Association and Executive, sitting in a location selected by the Association within fifty (50) miles from the main office of the Association, in accordance with the rules of the American Arbitration Association’s National Rules for the Resolution of Employment Disputes (“National Rules”) then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

18.	PAYMENT OF LEGAL FEES

          To the extent that such payment(s) may be made without triggering penalty under Code Section 409A, all reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Association, provided that the dispute or interpretation has been settled by Executive and the Association or resolved in Executive’s favor, and such reimbursement shall occur no later than sixty (60) days after the end of the year in which the dispute is settled or resolved in Executive’s favor.

19.	INDEMNIFICATION

          (a)     Indemnification. The Association agrees to indemnify Executive (and his heirs, executors, and administrators), and to advance expenses related to this indemnification, to the fullest extent permitted under applicable law and regulations against any and all expenses and liabilities that Executive reasonably incurs in connection with or arising out of any action, suit, or proceeding in which he may be involved by reason of his service as a director or officer of the Association or any of its subsidiaries (whether or not he continues to be a director or officer at the time of incurring any such expenses or liabilities). Covered expenses and liabilities include, but are not limited to, judgments, court costs, and attorneys’ fees and the costs of reasonable settlements, subject to Board approval, if the action is brought against Executive in his capacity as an officer or director of the Association or any of its subsidiaries. Indemnification for expenses will not extend to matters related to Executive’s termination for Cause. Notwithstanding anything in this Section 19 to the contrary, the Association will not be required to provide indemnification prohibited by applicable law or regulation. The obligations of this Section 19 will survive the term of this Agreement by a period of six (6) years.

          (b)     Insurance. During the period for which the Association must indemnify Executive, the Association will provide Executive with coverage under a directors’ and officers’ liability policy at the Association’s expense, that is at least equivalent to the coverage provided to directors and senior executives of the Association.

20.	SUCCESSORS AND ASSIGNS

          The Association shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Association, expressly and unconditionally to assume and agree to perform the Association’s obligations under this Agreement, in the same manner and to the same extent that the Association would be required to perform if no such succession or assignment had taken place.

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SIGNATURES

          IN WITNESS WHEREOF, the Association and the Company have caused this Agreement to be executed by their duly authorized officers, and Executive has signed this Agreement, on this ___ day of __________, 2008.

ATTEST:	MIDWEST FEDERAL SAVINGS AND LOAN ASSOCIATION OF ST. JOSEPH

By:

Name

Title

ATTEST:	ST. JOSEPH BANCORP, INC.

By:

Name

Title

WITNESS:	EXECUTIVE

By:

Ralph Schank,
President and Chief Executive Officer